EXHIBIT 99

NEWS RELEASE

8229 Boone Boulevard, Suite 802 Vienna, VA 22182. USA Telephone (703) 506-9460 www.cel-sci.com	COMPANY CONTACT: Gavin de Windt CEL-SCI Corporation (703) 506-9460

CEL-SCI RECEIVES ABOUT $8 MILLION FROM WARRANT EXERCISES

Vienna, VA, October 23, 2018 - CEL-SCI Corporation (NYSE American: CVM) announced today it has received just under $8 million through the exercise of warrants to purchase shares of the Company's common stock during the past 3 months. As of October 22, 2018, CEL-SCI had 28,271,615 outstanding shares of common stock.

"We have raised $20 million this year as we are nearing the date for the final data readout on our pivotal, global Phase 3 study in head and neck cancer," stated CEL-SCI's Chief Executive Officer Geert Kersten.

About CEL-SCI Corporation

CEL-SCI believes that boosting a patient's immune system while it is still intact should provide the greatest possible impact on survival. Therefore, in the Phase 3 study CEL-SCI treats patients who are newly diagnosed with advanced primary squamous cell carcinoma of the head and neck with Multikine* first, BEFORE they receive surgery, radiation and/or chemotherapy. This approach is unique. Most other cancer immunotherapies are administered only after conventional therapies have been tried and/or failed. Multikine (Leukocyte Interleukin, Injection), has received Orphan Drug designation from the FDA for the neoadjuvant therapy in patients with squamous cell carcinoma (cancer) of the head and neck.

CEL-SCI's Phase 3 study is the largest Phase 3 study in the world for the treatment of head and neck cancer. Per the study's protocol, newly diagnosed patients with advanced primary squamous cell carcinoma are treated with the Multikine treatment regimen for 3 weeks prior to the Standard of Care (SOC) which involves surgery, chemotherapy and/or radiation. Multikine is designed to help the immune system "see" the tumor at a time when the immune system is still relatively intact and thereby better able to mount an attack on the tumor. The aim of treatment with Multikine is to boost the body's immune system prior to SOC.

The Company's LEAPS technology is currently being developed as a therapeutic vaccine for rheumatoid arthritis and is supported by grants from the National Institutes of Health. The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements include, but are not limited to, statements about the terms, expected proceeds, use of proceeds and closing of the offering. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2017. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress.